Apyx Medical Corporation Announces Appointment of Wendy Levine to the Company’s Board of Directors CLEARWATER, FL — August 30, 2021 - Apyx Medical Corporation (NASDAQ:APYX) (the “Company”), a maker of medical devices and supplies and the developer of Helium Plasma Technology, marketed and sold as Renuvion® in the cosmetic surgery market and J-Plasma® in the hospital surgical market, announced today that the Company has appointed Wendy Levine to the Board of Directors, effective August 25, 2021. Ms. Levine will serve as a Director and member of the Regulatory Compliance Committee. “I am pleased to welcome Ms. Levine to our Board and look forward to leveraging her 25 years of healthcare marketing and advertising experience across the pharmaceutical, biotech, medical device and vaccine sectors,” said Charlie Goodwin, Chief Executive Officer. “Ms. Levine has worked in a variety of marketing and advertising positions during her career, including leadership roles at large, global healthcare companies. We expect her experience in developing and executing successful consumer marketing strategies will be particularly valuable in the years to come.” Ms. Levine is Group President and head of the advertising business at 21GRAMS, part of Real Chemistry, a global health innovation company, that she founded with her partners in 2018. From 2003 to 2007, Ms. Levine worked at Johnson & Johnson, where she served as Group Product Director in the Specialty Pharmaceuticals Business Unit and then as Director, Stakeholder Marketing in the Medical Device Business Unit. From 2007 to 2009, Ms. Levine held the position of Senior Director of Marketing for the influenza portfolio at Novartis Vaccines. From 2009 to 2014, a love for advertising brought her to the agency world, where she rose through the ranks within account management at The Bloc. From 2014 to 2015, Ms. Levine held the role of EVP, Managing Director at McCann Health. From 2015 to 2017, she worked as Director of Client Services at GSW. Ms. Levine received her bachelor’s degree in interdisciplinary studies (economics and Western European culture) from the University of Pittsburgh and a master’s degree in education from Beaver College (Arcadia University). About Apyx Medical Corporation: Apyx Medical Corporation is an advanced energy technology company with a passion for elevating people’s lives through innovative products in the cosmetic and surgical markets. Known for its innovative Helium Plasma Technology, Apyx is solely focused on bringing transformative solutions to the physicians and patients it serves. The company’s Helium Plasma Technology is marketed and sold as Renuvion® in the cosmetic surgery market and J-Plasma® in the hospital surgical market. Renuvion® offers surgeons and physicians a unique ability to provide controlled heat to the tissue to achieve their desired results. The J-Plasma® system allows surgeons to operate with a high level of precision while minimizing unintended tissue trauma. The Company also leverages its deep expertise and decades of experience in unique waveforms through original equipment manufacturing (OEM) agreements with other medical device manufacturers. For further information about the Company and its products, please refer to the Apyx Medical Corporation website at www.ApyxMedical.com. Investor Relations Contact: Westwicke Partners on behalf of Apyx Medical Corporation Mike Piccinino, CFA investor.relations@apyxmedical.com